                                                                   Exhibit 10.12


               SUPPLY AND DISTRIBUTION AGREEMENT: COMMERCIAL PHASE

THIS AGREEMENT (the "AGREEMENT") is entered into by and between OMRIX BIOPHARMACEUTICALS, LTD., an Israeli company (hereinafter, "OMRIX"), and FFF ENTERPRISES, INC., a United States ("US") corporation organized and existing under the laws of California (hereinafter, "FFF"), together with Omrix, the "PARTIES" and each individually a "PARTY."

WHEREAS:

A. Omrix manufactures Omrigam NF, a proprietary immune globulin intravenous ("IGIV") for use in patients with primary immune deficiency, and wishes to obtain FDA approval of a Biologics License Application ("BLA") to market Omrigam NF in the US;

B. FFF is a wholesale distributor of pharmaceutical products, including IGIV products, in North America and wishes to be the exclusive distributor of Omrigam NF in the United States of America ("US") subsequent to FDA approval of the BLA for Omrigam;

C.   The Parties have agreed to enter into a Supply and Distribution Agreement:
     Investigational Phase (the "INVESTIGATIONAL AGREEMENT"), attached hereto as Exhibit A;

D. Under the Investigational Agreement, FFF will assume sponsorship of the Investigational New Drug Application for Omrigam NF and will take responsibility for conducting clinical trials and distributing Omrigam NF under a treatment protocol;

E. The term of the Investigational Agreement ends upon FDA approval of the BLA to market Omrigam NF in the US; and

F. Omrix wishes to designate FFF as its exclusive authorized distributor to market Omrigam NF in the US, and FFF wishes to accept such designation, all under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, effective upon the Effective Date, the Parties agree as follows:

1.   EFFECTIVE DATE

     This Agreement shall be effective immediately upon execution by the Parties, except Sections 3.4, 4, 5, 6, 11 and 12, which shall become effective on the date the FDA issues written notice (which will be attached hereto as Exhibit B and incorporated as part of this Agreement upon its issuance) that it has approved a Biologics License to market Omrigam NF in the US for use in humans with primary immune deficiency (hereafter the "APPROVAL DATE").

2.   DEFINITIONS

     As used in this Agreement the following definitions shall apply in each case where the defined term appears in capitalized form:

     2.1 "AFFILIATE" - means any entity controlled by, controlling, or under common control with a Party to this Agreement, through ownership or control of more than 50% of the voting power of the shares or other means of ownership or control, provided that such control continues to exist.

     2.2 "BATCH" - means all material intended to have uniform character and quality that is produced from a single manufacturing procedure in accordance with established parameters and according to a single manufacturing order during that same cycle of manufacture.


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL              Page 1 of 29

PORTIONS OF THIS EXHIBIT MARKED BY AN *** HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     2.3  "BLA" - means a Biologics License Application, as defined in 21 CFR
          Section 601.2, to market Omrigam NF in the US for use in patients with primary immune deficiency.

     2.4 "CALENDAR YEAR" - means the period beginning on January 1 and ending on December 31 of each year.

     2.5 "CFR" - means the US Code of Federal Regulations, as may be amended from time to time, and any successor thereto.

     2.6 "CGMP" - means current Good Manufacturing Practice and General Biological Products Standards as defined in 21 CFR Parts 210, 211, 600 and 606.

     2.7 "COMMERCIAL PHASE" - means the phase of a relationship between the Parties after FDA approval of a BLA of Omrigam NF has been obtained and Omrigam NF may be marketed in the US for use in humans with primary immune deficiency.

     2.8 "DCI CONTRACT" - means the Plasma Supply Agreement between Omrix and DCI Management Group, LLC, attached hereto as Exhibit C, execution of which is a condition precedent to this Agreement.

     2.9  "FDA" - means the US Food and Drug Administration.

     2.10 "HANDLING SPECIFICATIONS" - means the specifications for the handling, the storage, the use, the transport and the general possession of the Product by FFF as agreed upon by the Parties in consideration of the specifications and standards defined and specified in an approved BLA for the Product, as more fully described in Exhibit D hereto. The Handling Specifications may be amended from time to time by the Parties as provided under this Agreement.

     2.11 "IGIV" - means immune globulin intravenous.

     2.12 "INVESTIGATIONAL PHASE" - means the phase of relationship between the Parties described in the Investigational Agreement, which covers exclusive use by FFF and its agents of Omrigam NF in clinical trials and exclusive distribution by FFF of Omrigam NF under a treatment protocol (as defined in 21 CFR Section 312.34), provided that a treatment protocol is approved by the FDA.

     2.13 "MASTER BATCH RECORD" - means the criteria, methodology, manufacturing Process, Specifications and formulae for the Product, which includes the identity and quantities of the Raw Materials and other components, as such may be amended by mutual agreement of the Parties from time to time.

     2.14 "OMRIGAM NF" - means Omrix's proprietary polyvalent IGIV, as further described in Exhibit E hereto.

     2.15 "OTHER TAXES" - means all taxes, other than US Taxes, associated with the marketing, distribution, sale and delivery of the Product, including but not limited to all sales and export taxes imposed by the Israeli government.

     2.16 "PROCESSING," "PROCESS," and "PROCESSED" - have comparable meanings and mean the act of manufacturing and inspecting the Product in accordance with the Master Batch Record and specified procedures.


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL              Page 2 of 29

     2.17 "PRODUCT" - means Omrigam NF approved by the FDA for commercial distribution for use in humans with primary immune deficiency only by means of a Biologics License as defined in 21 CFR Part 601.

     2.18 "QUALIFIED PERSON" - means any person who possesses the skills, experience, education, and authority to perform a task or job described in this Agreement.

     2.19 "RAW MATERIALS" - means the plasma, excipients and associated manufacturing components, all of which are utilized in Processing. The plasma used to manufacture the Product or any component thereof shall at all times be obtained from US licensed collection centers.

     2.20 "REGULATORY FILINGS" - means any document or report required to be filed for an FDA approved biological product under the US Federal Food, Drug and Cosmetics Act and associated regulations in Title 21 of the CFR, including without limitation any supplement to an approved BLA and any postmarketing report for the biological product.

     2.21 "SPECIFICATIONS" - means, with respect to the Product, the Specifications for Processing the Product as agreed upon by the Parties in consideration of the specifications and standards defined and specified in an approved BLA for the Product, as more fully described in Exhibit F hereto. The Specifications may be amended from time to time by the Parties as provided under this Agreement.

     2.22 "TECHNOLOGY" - means all the technical information, whether tangible or intangible, including (without limitation) any and all data, techniques, discoveries, inventions, Processes, formulations, know-how, patents (including any divisional, continuation, extension, reissue, reexamination certificate, or renewal patents), patent applications, inventor certificates, trade secrets, method of production and other proprietary information, that Omrix has rights to (as either owner, licensee or sublicense), or may hereafter obtain rights to, relating to the Product.

     2.23 "TERM" - as defined in Section 7.1, below.

     2.24 "US TAXES" - means all taxes associated with the marketing, distribution, sale and delivery of the Product that are due, payable and/or collectable under the laws of US federal, state, and/or local government, including but not limited to sales, use, excise, withholding, value-added and similar taxes and all customs, duties or other US governmental impositions, but excluding taxes calculated on Omrix's income.

3.   GRANT OF RIGHTS

     3.1 FFF Rights. Omrix owns certain Technology and facilities to manufacture the Product. Omrix agrees to use the Technology to manufacture the Product for FFF subject to the terms and conditions set forth in this Agreement. Except as otherwise provided in section 5.2.d and 5.2.e, FFF shall have and Omrix hereby grants to FFF the exclusive right (exclusive even as to Omrix and its Affiliates) to distribute, market, offer for sale, sell, import and promote the Product in the US.

     3.2  Omrix Obligations. Omrix agrees that:

          a. Omrix shall use reasonable commercial efforts to reply to technical and commercial queries received from FFF in the course of the performance of its obligations hereunder and shall provide FFF with such technical assistance and technical, professional, and clinical data and information as Omrix and


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL              Page 3 of 29

               FFF, working together, determine are reasonably necessary for the promotion and solicitation of sale of the Product in the US;

          b. Omrix and its Affiliates shall not engage in any marketing, promotion, advertisement, sale or distribution of the Product within the US including placing resale and export restrictions in all contracts for the sale of the Product to third parties other than FFF; and;

          c. Omrix shall not use its Technology, or allow any of its Affiliates or any third party to use its Technology (e.g., by grant of a license), for the purpose of competing with FFF, directly or indirectly, in the US.

     3.3 Omrix Rights. Except as provided in Section 3.2 above, Omrix shall retain all rights to develop, distribute, market, offer for sale, sell, import and promote the Product outside the US.

     3.4  FFF Obligations. FFF agrees that:

          a. FFF shall use commercially reasonable efforts to sell, market, and distribute the Product in the US, faithfully and diligently perform its obligations as Omrix's distributor, and professionally promote and develop the sale and use of the Product in the US;

          b. FFF shall perform all marketing and sales activities for the Product in the US, including, but not limited to, promotion of the Product by way of meetings, seminars, advertisement in magazines, participation in exhibitions, sales of the Product and after sales support;

          c. FFF shall make written periodic reports, at least quarterly, commencing in the quarter in which the BLA is approved by the FDA, specifying: (i) the promotional activities carried out by FFF in the reported quarter; and (ii) complaints and requests of customers of which FFF is aware. FFF shall promptly report to Omrix any significant developments that could be reasonably foreseen to have an immediate material adverse impact on its marketing activities in the US;

          d. FFF shall conduct business in a manner that reflects favorably at all times on the Product, goodwill and reputation of Omrix and avoid deceptive, misleading or unethical practices, and refrain from making any representations, warranties or guarantees with respect to the Product that are known by FFF to be inconsistent with those made by Omrix in its published or provided literature for the Product. FFF shall submit to Omrix for its prompt review and approval all promotional material intended by FFF for use in the promotion of the Product;

          e. FFF shall appoint a Qualified Person as a product manager to serve as a liaison and chief point of contact between FFF and Omrix for all marketing, sales, and technical issues related to the Product;

          f. FFF shall employ a professional sales and technical support organization to provide sales and technical support for Product to its customers;

          g. FFF shall keep Omrix informed as to problems encountered and resolutions proposed in relation to the Product and communicate promptly to Omrix all modifications, design changes, or improvement of the Product suggested by


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL              Page 4 of 29
               any customers, or any employee of FFF, provided that Omrix shall be and remain the exclusive owner of such information in connection with the Product;

          h. FFF shall refrain from incurring any liability on behalf of Omrix except as expressly authorized by this Agreement; and

          i. FFF shall not sell, market, offer for sale, sell, import and promote the Product outside the US.

4.   REGULATORY MATTERS

     4.1 General. In connection with performing their obligations pursuant to this Agreement, FFF and Omrix shall use all commercially reasonable efforts to perform such responsibilities diligently, with the objective of maximizing the sales potential of the Product and promoting the therapeutic profile and benefits of the Product in the most commercially beneficial manner. Without limiting the generality of the foregoing, each Party shall, at its own expense, except as otherwise specifically provided in this Agreement:

          a. Collaborate and cooperate in the preparation and filing of all Regulatory Filings as defined in Section 2.20, above and all other aspects necessary to implement this Agreement;

          b. Use commercially reasonable efforts to perform the work set out for such Party to perform in this Agreement;

          c. Conduct all work pursuant to this Agreement in compliance in all material aspects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable cGMP to achieve the objectives of this Agreement efficiently and expeditiously; and

          d. Maintain records in sufficient detail, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Product in the form required under all applicable laws and regulations.

     4.2 Ownership. Omrix shall own the Biologics License for the Product, and any reissuance or reinstatement thereof. Omrix shall also own all Regulatory Filings in connection with the Product.

     4.3  Duties.

          a. As the owner of the Biologics License for the Product, Omrix shall be primarily responsible for preparing and filing all Regulatory Filings, including any supplemental applications and postmarketing reports as required by 21 CFR Parts 314, 600 and
               601. Omrix shall consult with FFF in preparing all Regulatory Filings and FFF shall provide Omrix with timely assistance and information necessary to prepare Regulatory Fillings as required.

          b. Omrix shall be responsible for conducting all communications with the FDA regarding the Product. Omrix shall provide FFF with copies of all correspondence received from the FDA regarding the Product, including any FDA adverse product experience reports as defined in 21 CFR Section 600.80 or MEDWATCH reports forwarded to Omrix by the FDA. Additionally, Omrix shall discuss with FFF any commitments to the FDA prior to agreeing to them.


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL              Page 5 of 29

          c. Omrix shall be responsible for compliance of the manufacturing and Processing procedures in accordance with the Specifications.

     4.4 Notices Regarding Product. Omrix and FFF shall each give the other prompt notice of any information either of them receives regarding the safety of the Raw Materials or the Product, including any confirmed or unconfirmed information on adverse experience or unexpected adverse experience, as defined in 21 CFR Part 600, associated with the use of the Product. For serious adverse experience or unexpected adverse experience, as defined in 21 CFR Part 600, notice must be given by telephone within one (1) business day after receipt of the information and followed by written notice not less than one (1) week thereafter. Omrix shall be responsible for all responses due and cost for filing any report with the FDA concerning such adverse reactions associated with the use of the Product, as required by applicable laws and regulations (including 21 CFR Section 600.80).

5.   PRODUCT SUPPLY

     5.1 Commercial Supply. Subject to the terms and conditions of this Section 5, Omrix shall supply FFF with FFF's requirements for Product for commercial use in the US pursuant to this Agreement. Product shall be ordered and supplied at the Purchase Price (as defined below), according to the procedures outlined in this Section 5. Omrix will make reasonable commercial efforts to negotiate favorable pricing (at least fair market pricing) for the purchase by Omrix of US sourced recovered plasma.

     5.2  Annual Supply and Purchase Amounts.

          a. In the Calendar Year that a BLA for the Product is approved by the FDA for use in humans with primary immune deficiency, Omrix agrees to sell to FFF and FFF shall purchase all Product produced by Omrix from US sourced recovered plasma, provided, however, that under no circumstances shall FFF be responsible for purchasing more than the pro rata share of *** grams of the Product based on the actual number of days from when the BLA is approved by the FDA until the end of the year in which the approval is received, unless Omrix has obtained FFF's prior written agreement that FFF will purchase any such excess Product.

          b. Except as provided in Section 5.2.d below, each Calendar Year thereafter, Omrix agrees to sell to FFF and FFF shall purchase all Product produced by Omrix from US sourced recovered plasma, provided, however, that under no circumstances shall FFF be responsible for purchasing more than *** grams of the Product in a Calendar Year, unless Omrix has obtained FFF's prior written agreement that FFF will purchase any such excess Product.

          c. In the Calendar Year that this Agreement is terminated or expired, Omrix agrees to sell to FFF and FFF shall purchase all Product produced by Omrix from US sourced recovered plasma purchased, provided, however, that under no circumstances shall FFF be responsible for purchasing more than the Pro Rata share of *** grams of the Product based on the actual number of days from January 1 of the year until the date on which this Agreement is terminated or expired, unless Omrix has obtained FFF's prior written agreement that FFF will purchase any such excess Product.

          d. In the event that more than *** liters of recovered plasma sourced in the US is available to Omrix during a Calendar Year, then FFF will have the option to purchase the Product manufactured by Omrix from such excess recovered


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL              Page 6 of 29
               plasma (the "Excess Product"). provided that Omrix will provide FFF with at least six (6) months prior written notice of the availability and Purchase Price applicable to the Excess Product. Omrix will provide FFF with evidence of the price to be paid by Omrix for the recovered plasma sufficient for FFF to verify the applicable Purchase Price for the Product. If within sixty (60) days of receipt of such written notice from Omrix of the quantity and price of the Excess Product FFF does not agree in writing to purchase such Excess Product, then the exclusivity granted to FFF under this Agreement shall not apply to such Excess Product.

          e. Notwithstanding anything to the contrary in this Agreement, and in addition to any right to which Omrix may be entitled under this Agreement, in the event that FFF shall fail to order and purchase from Omrix the quantity of Product as required under this section 5 (i.e., *** grams, plus any higher amounts agreed to by FFF, including the Excess Product, if the purchase option is exercised by FFF), then Omrix shall have the right at its sole discretion to terminate FFF's exclusivity rights granted hereunder. Omrix shall exercise such right by issuing written notice to FFF; provided, however, such termination of exclusivity rights shall not affect the continued validity of those reasonably applicable remaining provisions of this Agreement and shall not preclude Omrix from the exercise of any other remedy available to Omrix under this Agreement or applicable law.

     5.3 Processing. Omrix, as the owner of the Technology and any improvements thereof, shall be responsible for Processing the Product, whether by itself or by third parties, subsidiaries or Affiliates, in accordance with the Specifications. Said Processing shall include, without limitation, all product labeling and other package inserts and materials required by the FDA. Omrix shall ensure that all services, facilities and goods used in connection with such manufacture comply with the applicable cGMPs in effect.

     5.4 Change in Processing. Omrix shall not implement any changes relating to the Product without providing FFF with 20-day prior written notice of such changes. A change is defined as any variation in the written procedures currently in place that: (a) impacts the regulatory commitments for the Product, (b) may require revalidation, (c) may materially affect the quality, purity, identity or strength of the Raw Materials or the Product, or (d) would necessarily result in changing, altering or modifying the Specifications, Handling Specifications, Testing Methods (defined below), sampling procedures, validation procedures or Master Batch Record relating to the Product. In the event that Omrix intends at any time to implement such a change, Omrix shall complete and bear all costs associated with implementing said change and performing the studies necessary to meet any and all requirements from the FDA (including, without limitation, the requirements of 21 CFR Sections 600.14 and 601.12) needed to approve such change, except that FFF may, at its sole discretion, complete and bear the costs of any clinical trials necessary to implement said change. Omrix shall supply at its expense all the Product required for such clinical trials.

     5.5 Forecasts. During the Term of this Agreement, Omrix shall, by November 30th of each Calendar Year, provide FFF with a non-binding good faith forecast for the following Calendar Year, broken down into months, for the quantity of the Product that Omrix anticipates producing from US sourced recovered plasma. The forecast will be updated every other month, or more frequently, as otherwise updated by Omrix. The Parties acknowledge that the actual supply of the Product that Omrix is obligated to provide is subject to volumes provided under the DCI Contract.

     5.6 Orders for the Product. All FFF's orders for the Product shall be made pursuant to written purchase orders. Subject to the limitations set forth in Sections 5.2.a, 5.2.b,


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL              Page 7 of 29

          5.2.c and 5.2.d above, FFF shall issue purchase orders (or if not issued, will be deemed to be issued) each calendar quarter, based upon Omrix's forecast provided in Section 5.5 above. All purchase orders must be faxed to Omrix at +972-3-535-0265. Any additional or different terms on FFF's purchase orders shall have no force or effect and shall be superseded by the terms of this Agreement. Purchase orders shall be signed by an authorized official of FFF and shall specify: (a) the purchase order number; (b) quantities; (c) requested delivery schedule; (d) preferred shipping method; and (e) exact "Ship to" address. Any additional or different terms on Omrix's written acceptance shall have no force or effect and shall be superseded by the terms of this Agreement. Once accepted by Omrix, FFF's purchase orders, including those for any excess Product as provided in Section 5.2.d, shall be binding on Omrix to supply to FFF the quantities of the Product provided in the purchase orders. Omrix reserves the right to cancel, suspend, refuse, or delay any orders if FFF fails to make payment when due as required in Section 6.2 below or otherwise fails to comply with the terms and conditions of this Agreement.

     5.7 Delivery. Omrix shall ship the quantity of the Product ordered on the schedule set forth in Omrix's forecasts. Omrix shall be responsible for payment of the costs of shipping and insurance associated with the delivery of the Product to FFF. Omrix shall ship all Products F.O.B. FFF's designated facility in the US or at any alternative receiving location if agreed in writing by the Parties. For purposes of this Agreement, risk of loss in the Product shall pass to FFF at the time the Product is received by FFF.

     5.8 Title. Title to the Product to be delivered to FFF shall remain in Omrix until delivery of the Product to FFF as described in Section
          5.7. Thereafter title to the Product shall transfer to FFF.

     5.9  Conformity; Specifications; Quality Control.

          a. All quantities of the Product supplied by Omrix pursuant to this Agreement will comply in all material respects with the Specifications and shall adhere in all material respects to all applicable governmental laws and regulations relating to the manufacture, packaging, sale, storage, and shipment of each shipment of the Product at the time it is shipped by Omrix hereunder.

          b. Omrix shall conduct, or cause to be conducted, quality control testing of the Product prior to shipment, in accordance with the Specifications as are in effect and such other quality control testing procedures adopted by Omrix from time to time (collectively, the "TESTING METHODS"). The Testing Methods shall include all FDA required release testing and Omrix shall undertake all such tests. Omrix shall retain records pertaining to such testing. Each shipment of the Product hereunder shall be accompanied by a certified quality control protocol and certificate of analysis for each Batch of the Product therein as well as such customs and other documentation as is necessary or appropriate.

     5.10 Acceptance/Rejection. After receipt of a shipment of the Product, including documentation as provided in Section 5.9 above, FFF shall have ten (10) days to accept or reject the Product. Any such rejection should be based on a documented deviation from the Master Batch Record and shall be handled as hereafter set forth in Section 5.11.

     5.11 Rejection Procedures.

          a. Should FFF reject any Batch pursuant to Section 5.10, and Omrix agrees that such rejection was justified, Omrix shall promptly credit FFF's account if the


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL              Page 8 of 29
               invoice with respect to the Batch so rejected will have been paid by that time by FFF by virtue of Section 6.

          b. Should FFF reject any Batch pursuant to Section 5.10, and should Omrix, after good faith negotiation, fail to agree that such rejection was justified, the Parties shall jointly appoint an independent third party to test samples of such Batch and to review any pertinent record and information developed by both Parties relating thereto to ascertain the validity of the rejection. The findings of such third party shall be binding upon both Parties. If the Product is found to meet the Specifications in all material respects, FFF shall pay the costs of such tests and shall be deemed to have accepted the Product as of the date such findings are published. If the Product is found not to meet Specifications in any material respect, Omrix shall pay the costs of such tests and shall promptly credit FFF's account.

          c. Upon Omrix's receipt of a claim that a shipment or Batch thereof of the Product does not meet the Specifications, and Omrix agrees that such claim is justified, Omrix shall use commercially reasonable efforts to replace such shipment or Batch thereof with an additional shipment of the Product that does conform to such Specifications as soon as practicable.

     5.12 Inventory Management. Omrix shall maintain an inventory of the Product in accordance with Omrix's usual and customary inventory management practices that Omrix applies to its other therapeutic products, but sufficient to satisfy the requirements of this Section 5.

     5.13 Shortage of Supply.

          a. Omrix shall notify FFF: (a) as promptly as possible, but in no event more than ten (10) days after Omrix's receipt of a purchase order from FFF as provided in Section 5.6, or (b) immediately upon becoming aware of Omrix's inability to supply the quantity of the Product to FFF that Omrix is required to supply hereunder, Omrix's inability to supply such quantities of the Product. In such event, Omrix shall implement all commercially reasonable efforts to remedy such shortage.

          b. In the event of Omrix's inability to supply both FFF's requirements of the Product and Omrix's other requirements, including any third party requirements as of the date of this Agreement, for the Product due to force majeure or otherwise, Omrix shall first allocate the Product that Omrix has in inventory and that Omrix is able to produce among the quantities of all such requirements, so that FFF receives all of its required annual supply of Product, as determined from purchase orders and where purchase orders are not in place, from the forecasts, for the Product.

6.   PAYMENT

     6.1 Purchase Price. The purchase price for the Product supplied by Omrix to FFF pursuant to this Agreement is listed in Exhibit G ("PURCHASE PRICE"). The Purchase Price does not include any applicable taxes. FFF shall pay all US Taxes associated with the sale and delivery of Omrix's Product to FFF. The Purchase Price represents the net amount to be received by Omrix. If FFF shall be required to deduct, collect, withhold or pay such US Taxes, the sum payable to Omrix shall be increased as may be necessary so that after making all required deductions, Omrix receives the amount equal to the sum it would have received had no such deductions been made. Omrix shall pay all Other Taxes associated with the sale and delivery of Omrix's Product to FFF.


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL              Page 9 of 29

     6.2 Invoices. Omrix shall invoice FFF for the Purchase Price for all Products upon shipment (i.e., when shipped from Omrix's plant). All invoices shall be due and payable within sixty (60) calendar days after receipt of the invoice by FFF, unless paid within 30 calendar days, which 30-day payments will receive a 2% discount. If FFF disagrees for any reason with the amount of an invoice submitted by Omrix, FFF shall notify Omrix in writing of such disagreement within thirty (30) calendar days of receipt of such invoice, and the Parties shall promptly attempt to resolve the difference. Omrix shall reference FFF's purchase order on all invoices.

     6.3 Late Payment Charge. Payments not received by Omrix when due are subject to a late payment charge at the lower of: (i) one and one half percent (1.5%) per month; and (ii) the maximum interested permitted under applicable law.

     6.4 Record Keeping. FFF shall keep full, true, and accurate records and accounts in accordance with generally accepted accounting practices in connection with this Section 6. These records and accounts shall be retained for a period of at least two (2) years following termination or expiration of this Agreement, or such longer period as required under applicable law. FFF shall allow Omrix representatives not more frequently than once each calendar year, upon five (5) business days notice and at reasonable intervals during normal business hours, to examine FFF's books, ledgers and records covering sales of the Product under this Agreement (the "AUDIT"). Omrix shall bear the expense of the Audit, provided, however, if any such Audit reveals that FFF has understated the amount of payments payment to Omrix pursuant hereto by an amount of more than five percent (5%) of the amount paid to Omrix during the period audited, in addition to any other rights and remedies available to Omrix under this Agreement, FFF shall pay, in additional to all payments contractually due and applicable interest thereon, all reasonable costs associated with the Audit.

     6.5 Financial Information. FFF shall provide to Omrix quarterly financial statements, annual audited financial statements, and any other information that may be reasonably requested by a credit or receivables insurance entity, or an entity extending credit to Omrix based upon receivables.

7.   TERMS AND CONDITIONS

     7.1 Term. The term of this Agreement shall be five (5) years, beginning on the Approval Date of the Product ("TERM").

     7.2  Condition Concurrent. Execution of the Supply and Distribution
          Agreement: Investigational Phase, attached hereto as Exhibit A, is a concurrent condition of execution of this Agreement.

     7.3 Processing, Changes to Processing. Omrix shall perform services under this Agreement in compliance with: (a) all applicable laws and regulations; (b) cGMP requirements; (c) the Omrix standard operating procedures in effect as of the date of this Agreement, including any written revisions as may later be required by either Party; and (d) in accordance with this Agreement, including the Specifications.

     7.4 Modifications to Specifications. Omrix will advise FFF in writing of any proposed or required modifications to the Specifications prior to their implementation.

     7.5 Adherence to Specifications. Omrix warrants that all Product shall be Processed in accordance with the Specifications. FFF warrants that, for the entire period the Product is in possession and under the responsibility of FFF (i.e., as from the time the Product is received by FFF until such time the Product has been successfully


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 10 of 29
          distributed, marketed, offered for sale sold and/or imported by FFF to a third party or user), FFF shall comply with the Handling Specifications.

     7.6 Inspection by FFF. Omrix shall permit FFF representatives to enter Omrix's facility upon reasonable notice and at reasonable intervals during regular business hours for the purpose of making quality control inspections of the facilities used in manufacturing, receiving, sampling, analyzing, storing, handling, packaging, and shipping of the Raw Materials and the Product as FFF may reasonably request. FFF shall also have the right to have suitable representatives present in Omrix's plant to observe the Processing of the Product, storing, and shipping processes relevant to the Product.

     7.7 Inspection by Omrix. FFF shall permit Omrix representatives to enter FFF's facility upon reasonable notice and at reasonable intervals during regular business hours for the purpose of making quality control inspections of the facilities used in receiving, sampling, analyzing, storing, handling, packaging, and shipping of the Product as Omrix may reasonably request.

8.   CONFIDENTIAL INFORMATION

     8.1 Confidential Information. The Parties agree to protect the confidentiality of all "CONFIDENTIAL INFORMATION." For purposes of this Agreement, Confidential Information shall include all data and information generated or derived as the result of the work performed under this Agreement, the terms and existence of this Agreement, all Regulatory Filings, the Technology, and any and all materials or information in written, oral, or any other form concerning processes, methods, apparatus, specifications, products, materials, inventions, literature, patents (including applications and rights in either), finances, personnel, including any matters not technically or legally considered trade secrets, and any other information related to the business or activities of any disclosing Party which is not generally known to third parties. Confidential Information shall be designated "Confidential" when disclosed, provided that, if Confidential Information is not marked "Confidential" but, under the circumstances surrounding the disclosure, such information should in good faith to be treated as Confidential Information, the receiving Party shall treat such information as Confidential Information. Confidential Information does not include information that:

          a.   Has been in the public domain prior to such disclosure;

          b. Becomes part of the public domain through no breach of an obligation by the receiving Party or its employees;

          c. Is furnished to the receiving Party by others or by a third party who was or is not under an obligation of confidence to the disclosing Party at the time of the disclosure to the receiving Party;

          d. Is or can be accurately documented to have been independently developed by the receiving Party, provided that information was not acquired directly or indirectly from the disclosing Party; however, the burden of proving that information disclosed by one Party to the other should not be considered "Confidential Information" shall be the receiving Party's; or

          e. Is required to be disclosed pursuant to court order, legal proceeding or as required by law or regulation and the receiving Party first notifies the disclosing Party of the required disclosure.


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 11 of 29

     8.2 Confidentiality Obligations. The Parties agree to not disclose, resell, transfer or use Confidential Information for any purpose other than performance of work under this Agreement, without the prior written consent of the disclosing Party. This provision shall remain in effect throughout the term of this Agreement and for a period of ten (10) years following the termination of this Agreement. The disclosing Party's Confidential Information provided to the receiving Party shall remain the exclusive property of the disclosing Party and shall be returned promptly to the disclosing Party upon written request or upon termination or expiration of this Agreement. Upon mutual agreement of the Parties, in lieu of returning Confidential Information, a receiving Party may destroy Confidential Information and provide written certification to the disclosing Party that such destruction took place.

     8.3 Publicity. During the term of this Agreement, neither Party shall, without the prior written consent of the other Party, use the other Party's name, logo, symbol or other images in connection with any products, promotion or advertising, nor disclose the existence or substance of this Agreement except as required by law.

     8.4 Permitted Disclosures. Notwithstanding the Sections 8.1 and 8.2, (i) the Parties may, to the extent necessary, disclose and use Confidential Information to prepare Regulatory Filings, to fulfill all regulatory requirements related to work performed under this Agreement including, without limitation, correspondence with the FDA, and to comply with securities and other agency regulations upon advice of counsel, and (ii) the Parties may, to the extent necessary, disclose Confidential Information to their affiliates, attorneys, and accountants, or to any potential investor or acquirer of a substantial part of such Party's business (whether by merger, sale of assets, sale of stock, or otherwise) that is bound by a written agreement to keep such terms confidential, or as may be required by law. Omrix agrees to provide FFF with prior notice if the terms of this Agreement will be disclosed by Omrix to an entity that directly competes in the manufacture or distribution of IGIV. Omrix's notice will state the identity of such competitor, and such information will be the Confidential Information of Omrix.

9.   WARRANTIES AND REPRESENTATIONS

     9.1 Warranties and Representations of Omrix. Omrix represents and warrants to FFF that:

          a. Omrix is a company duly organized, validly existing and is in good standing under the laws of the jurisdiction of organization and has all necessary power to enter into and perform its obligations under this Agreement;

          b. The execution, delivery and performance of this Agreement by Omrix has been duly authorized and approved by all necessary action and the Agreement is binding upon and enforceable against Omrix in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity; and

          c. Any document provided to FFF concerning the Product and the Master Batch Record is to the knowledge of Omrix, accurate.

     9.2 Warranties and Representations of FFF. FFF represents and warrants to Omrix that:

          a. FFF is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of organization and has all necessary power to enter into and perform its obligations under this Agreement; and


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 12 of 29

          b. The execution, delivery and performance of this Agreement by FFF has been duly authorized and approved by all necessary corporate action and the Agreement is binding upon and enforceable against FFF in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity.

10.  INDEMNIFICATION AND INSURANCE

     10.1 Indemnification by FFF. FFF shall defend, indemnify and hold harmless Omrix, its officers, agents, employees and Affiliates from any loss, claim, action, damage, expense or liability (including defense costs and attorneys' fees) finally imposed by court, arbitration, regulatory agency or settlement resulting from third party claims ("CLAIM") to the extent that the Claim is based on, arises out of, or is due to FFF's failure to perform its obligations under this Agreement or FFF's misconduct or negligence in the shipment, storage, handling, promotion, marketing, distribution and sale of the Product. Omrix shall promptly notify FFF of any such Claim coming to its attention and will cooperate with FFF in the defense of such Claim. If any such Claims or causes of action are made, Omrix shall be defended by counsel selected by FFF at FFF's expense, subject to Omrix's reasonable approval. Omrix reserves the right to be represented by its own counsel at its own expense.

     10.2 Indemnification by Omrix. Except for Claims for which FFF is obligated to indemnify under Section 10.1, Omrix shall defend, indemnify and hold harmless FFF, its officers, agents, employees and Affiliates from any Claim, to the extent that the Claim is based on, or arises out of, or is due to: (a) a defect of the Products; (b) the failure of the Product to meet Specifications; (c) a failure of Omrix to perform its obligations under this Agreement; or (d) infringement of any third party's intellectual property relating to the manufacturing, importing, use or sale of the Product. FFF shall promptly notify Omrix of any such Claim coming to its attention and will cooperate with Omrix in the defense of such Claim. If any such Claims or causes of action are made, FFF shall be defended by counsel selected by Omrix at Omrix's expense, subject to FFF's reasonable approval. FFF reserves the right to be represented by its own counsel at its own expense.

     If the Product is, or in Omrix's opinion, might be held to infringe as set forth above, Omrix may, at its option and cost, replace or modify the Product so as to avoid infringement, or procure the right for FFF to continue the use and sell the Product. The indemnification set forth in this section 10.2 shall be FFF's sole remedy and Omrix's sole liability arising out of Claims of infringement.

     10.3 Notices. In the event that either Party seeks indemnification (the "INDEMNIFIED PARTY") under the terms of this Section 10, the Indemnified Party shall notify the other Party (the "INDEMNIFYING PARTY"), in writing, of the action, suit, proceeding, claim, liability, demand or assessment giving rise to the claim for indemnification as soon as reasonably practicable after its assertion. The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party's cost, to assume direction and control of the defense of the claim, and shall cooperate as requested (at the expense of the Indemnifying Party), in the defense of the claim. The Indemnified Party shall not settle or otherwise compromise any claims or suit without the prior written consent of the Indemnifying Party.

     10.4 Insurance. Each Party shall procure and maintain, at its own expense, in full force and effect at all times during which the Product are being sold pursuant to this Agreement, product liability insurance with respect to the Product, on the part of Omrix, and FFF, written by a responsible insurance carrier, Best Rated A, with a combined single limit of not less than ten million U.S. dollars (U.S. $10,000,000). Such insurance policy shall name both Parties hereto as additional insureds and will


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 13 of 29
          provide for at least thirty (30) days prior written notice to the other Party of the cancellation or substantial adverse modification thereof. Each Party hereto shall deliver a certificate of such insurance to the other Party promptly upon issuance of the policy and shall, from time to time as reasonably requested by such other Party, furnish such other Party with evidence of the maintenance thereof. If any of the insurance policies described herein are written on a claims made basis, the applicable Party maintaining such insurance agrees either to (a) continue to purchase such coverage or (b) purchase an extended reporting period endorsement ("tail" insurance), in either instance for the entire Term, and for a period of five (5) years after the end of such Term.

     10.5 Waiver. Each Party hereby waives any claims against the other (whether found upon the indemnification provisions contained in this Agreement or otherwise) to the extent any such claim is covered by, and loss proceeds are paid to and received by such waiving Party, from the insurance either carried by and for the benefit of such waiving Party, and provided such waiver: (i) is not in violation of the policies of insurance under which such loss proceeds are so paid; (ii) does not invalidate such insurance; and (iii) does not disproportionately increase the premiums thereof.

11.  RECALLS AND WITHDRAWALS

     11.1 Implementation. If any Product must be recalled or withdrawn by reason of failure to meet any applicable Specifications, requirements of the FDA or any other requirements of law, FFF shall have the sole responsibility to effect the recall or withdrawal of the Product. Omrix shall cooperate as reasonably required in FFF's efforts, and shall notify FFF if it is determined by Omrix that such a recall or withdrawal is warranted based on Omrix's quality control findings.

     11.2 Costs. FFF shall reimburse Omrix for any costs reasonably expended by Omrix to effect the recall or withdrawal, unless the reason for the recall or withdrawal is due to Omrix's failure to Process the Product in accordance with the Specifications, a manufacturing error or omission, or the negligence of Omrix. In such case, Omrix shall reimburse FFF for any costs reasonably expended to effect the recall or withdrawal.

12.  RECORDS AND AUDITS

     12.1 Maintenance of Records. During the Term of this Agreement and for ten
          (10) years or such other period required by the FDA after the expiration date of any particular Batch of the Product manufactured by Omrix for FFF, Omrix shall maintain records and samples relating to such Batch(es) sufficient to substantiate and verify its duties and obligations hereunder, including but not limited to records of orders received, Raw Materials provided including the source and donor information of the human plasma, Product manufactured, work in progress, validation reports, Processing analyses and quality control tests, and the like.

     12.2 Regulatory Audits. Omrix shall be responsible for all routine stability testing and sample retention as required by the FDA. Omrix shall immediately inform FFF of all FDA or other regulatory audits pertinent to the Raw Materials, the Product or Specifications. Omrix shall inform FFF in advance of planned FDA or other regulatory audits as soon as the schedule therefor is known. Omrix shall provide FFF with copies of any regulatory letters or other documents issued by the FDA in connection with the audit or inspection within five (5) days of Omrix's receipt of such a document.

     12.3 Review of Records. Omrix shall allow FFF representatives, upon reasonable notice and at reasonable intervals during normal business hours, to enter Omrix's plant for


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 14 of 29
          the purpose of taking inventories. Omrix shall further allow FFF representatives, upon reasonable notice and at such intervals as may be reasonably necessary, to examine and copy the records referenced in
          Section 12.1 and test the samples according to the procedures outlined in the Specifications during normal business hours for product liability, regulatory and quality control purposes.

13.  TERMINATION

     13.1 Termination by Either Party. Either Party shall have the right to terminate this Agreement by giving the other Party written notice if:

          a. The other Party fails to perform or violates any material provision of this Agreement in any material respect, and such failure continues unremedied for a period of sixty (60) days after the date the notifying Party gives written notice to the defaulting Party with respect thereto; or

          b. The other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party, or the other Party makes or executes any assignment for the benefit of creditors, or a receiver is appointed to control the business of the other Party, or the other Party becomes subject to any proceedings under any bankruptcy or insolvency laws (which proceedings or appointment is not terminated within thirty (30)
               days).

     13.2 Termination by FFF for Cause. FFF may terminate this Agreement by giving Omrix written notice if during the Term of this Agreement, the Biologics License for the Product is suspended or revoked and cannot be reissued or reinstated without undue hardship to either Party.

     13.3 Termination by FFF without Cause. FFF may, upon sixty (60) days' prior written notice, terminate this Agreement subject to payment by FFF to Omrix of:

          a. All purchases of the Product required to be made by FFF at the time of such termination pursuant to accepted Purchase Orders, plus

          b. A sum equal to the unavoidable expenses for which Omrix will be liable because of such termination, including (i) amounts committed by Omrix in connection with the DCI Contract; provided, however, that if Omrix requires FFF to bear such costs in connection with such agreements, FFF will have the option to have such agreements assigned to FFF, subject to the approval of DCI, and Omrix shall have no obligations or liability after such assignment; and (ii) the proportionate part of the annual FDA fee paid by Omrix in connection with the marketing of the Product in the US on a pro-rata basis. The obligations of FFF under this
               Section 13.3 shall similarly apply if this Agreement is terminated by Omrix for cause under Section 13.1 above, in addition to any rights and remedies available to Omrix under this Agreement or law.

     13.4 Automatic Termination. This Agreement will automatically terminate if the Investigational Agreement is terminated prior to the Approval Date.

     13.5 Effect of Termination. This Agreement shall terminate in accordance with the time periods set forth in Sections 13.1, 13.2 and 13.3. On the date of termination or expiration of this Agreement, all rights and obligations granted under or imposed by this Agreement will cease and terminate, except as set forth in this Section 13.4 and Section
          28. Notwithstanding any other provision to the contrary contained herein,


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 15 of 29
          such expiration or termination shall not affect any claim, demand, liability or right of a Party arising pursuant to this Agreement prior to the expiration or termination hereof.

     13.6 Transitional Matters.

          a. Outstanding Purchase Orders. Upon expiration of this Agreement or earlier termination by Omrix or FFF:

               1.   Omrix, at its option, may cancel all unfilled orders; and

               2. The due date of all outstanding invoices for the Product, and the obligation to pay the sums detailed in Section 13.3 above, will automatically be accelerated so that they become due and payable on the effective date of expiration or termination, as the case may be, even if longer terms had been provided previously.

          b. Remaining Inventory. Upon termination of this Agreement by either Party or upon the expiration of this Agreement, FFF shall be entitled to sell any Product that remains in its inventory over a number of days determined by multiplying 1.2 times the average days of inventory which remains in FFF's inventory on the date the Agreement is terminated. After that time, FFF may not sell the Product.

14.  INTELLECTUAL PROPERTY

     14.1 Omrix Intellectual Property. All right, title and interest in and to all Omrix Intellectual Property shall be the sole and exclusive property of Omrix. Nothing in this Agreement should be construed to confer upon or grant FFF any right, title and interest therein.

          a. Under this Agreement, "OMRIX INTELLECTUAL PROPERTY" includes the following as owned by Omrix: the Technology, as that term is defined in Section 2.22; patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; copyrights and registrations and applications for registration thereof; mask works and registrations and applications for registration thereof; computer software, data and documentation; inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and copies and tangible embodiments thereof.

          b. FFF expressly agrees that the name "Omrix," Omrigam NF and any related designs are the sole property of Omrix. It is further understood that there may be in the future other commercial names or marks identified with Omrix's products, and that the same are the property of Omrix. The said names, designs, and other marks are referred to collectively herein as the "OMRIX MARKS" which marks Omrix may, in its sole discretion, revise from time to time. FFF hereby acknowledges and agrees that Omrix shall retain ownership of all intellectual property rights in the Omrix Marks, including, but not limited to, any and all, modifications and derivatives thereto. All rights not expressly granted to FFF herein are reserved by Omrix.


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 16 of 29

          c. Upon termination or expiration of this Agreement, FFF shall return all Omrix Intellectual Property, provided that FFF may retain one copy of any documentation if necessary to comply with regulatory requirements, and that FFF may, in lieu of returning Omrix Intellectual Property, request permission from Omrix to destroy such property and provide written certification to Omrix of such destruction.

     14.2 Limited License. Omrix herby grants FFF the right and license to use Omrix Intellectual Property and Omrix Marks for the purpose of marketing, advertising, promoting, importing, selling and supporting the Product. The right and license granted hereunder is only in connection with the marketing, advertising, promoting, importing, selling and supporting the Product.

     14.3 FFF Intellectual Property. All right, title and interest in and to all FFF Intellectual Property shall be the sole and exclusive property of FFF. Nothing in this Agreement should be construed to confer upon or grant Omrix any right, title and interest therein.

          a. Under this Agreement, "FFF INTELLECTUAL PROPERTY" includes: trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; copyrights and registrations and applications for registration thereof; mask works and registrations and applications for registration thereof; computer software, data and documentation; inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and copies and tangible embodiments thereof as owned by FFF.

          b. Upon termination or expiration of this Agreement, Omrix shall return all FFF Intellectual Property, provided that Omrix may retain one copy of any documentation if necessary to comply with regulatory requirements, and that Omrix may, in lieu of returning FFF Intellectual Property, request permission from FFF to destroy such property and provide written certification to FFF of such destruction.

15.  INDEPENDENT CONTRACTORS

     It is not the intent of the Parties hereto to form any partnership or joint venture. Each Party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement shall be construed to give such Party the power or authority to act for, bind or commit the other Party in any way whatsoever.

16.  LIMITED WARRANTY; LIMITATION OF LIABILITY

     16.1. Limited Warranty. Omrix warrants to FFF that the Omrigam NF will meet the specifications detailed in the BLA, the Specifications, and FFF's standard operating procedures (as reviewed and approved by Omrix) at the time of delivery of each shipment to FFF. FFF will inspect each such shipment within ten (10) days following receipt of the shipment (the "INSPECTION PERIOD") to determine whether the Omrigam NF complied with this warranty. FFF shall promptly notify Omrix within the Inspection Period if any particular shipment does not so comply with such warranty. If FFF does not deliver written notice to Omrix within the applicable Inspection Period of receipt of a shipment that FFF rejects such shipment because of a non-compliance with such


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 17 of 29
          warranty, FFF will be deemed to have accepted the shipment. Any defective Omrigam NF shall, with Omrix's prior written authorization, be returned to Omrix, or any third party designated by Omrix, as set forth below, within the warranty period. Prior to returning any Omrigam NF, FFF must first obtain a Return Materials Authorization ("RMA") number from Omrix. Should the Omrigam NF prove defective prior to receipt by FFF, Omrix will remedy or replace, at its discretion, the defective Omrigam NF when it is returned to Omrix. If Omrix is unable to remedy or replace the Omrigam NF, it shall so notify FFF, and Omrix shall credit to FFF the amount paid by FFF to Omrix for such defective Omrigam NF, if any. This warranty shall not apply to the extent that Omrix determines the Omrigam NF has been subject to storage, use or other conditions caused by FFF not in accordance with the applicable specifications, or has otherwise been the subject of mishandling, misuse, neglect, alteration, or damage by FFF.

     16.2. WARRANTY EXCLUSION. EXCEPT AS EXPRESSLY SET FORTH ABOVE, THE OMRIGAM NF IS PROVIDED "AS IS", AND NO OTHER WARRANTIES, EITHER EXPRESSED OR IMPLIED, ARE MADE WITH RESPECT TO THE OMRIGAM NF, INCLUDING, WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. FFF's sole and exclusive remedy for any breach of the foregoing limited warranty will be, at Omrix's option, remedy or replacement of the Omrigam NF or refund the amount paid, if any. For the Omrigam NF that becomes defective after the warranty has expired, FFF may return it to Omrix for replacement after obtaining an RMA number. Provided FFF has received credit for the returned Product, FFF will be invoiced for the replacement Product upon shipment to FFF.

     16.3. EXCLUSION OF DAMAGES. EACH PARTY SHALL NOT UNDER ANY CIRCUMSTANCES BE LIABLE TO THE OTHER OR ANY CUSTOMER OR THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING IN ANY WAY UNDER THIS AGREEMENT OR FROM DEFECTS IN OR USE OF THE OMRIGAM NF, AND UNDER ANY THEORY OF LIABILITY, EVEN IF A PARTY IS INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE FOREGOING SHALL NOT APPLY TO DAMAGES AWARDED IN THE CASE OF PERSONAL INJURY OR DEATH TO THE EXTENT SUCH DAMAGES CANNOT BE DISCLAIMED UNDER APPLICABLE LAW, OR FOR BREACH OF CONFIDENTIALITY.

     16.4. CAP ON LIABILITY. TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, IN NO EVENT WILL EITHER PARTY'S LIABILITY IN CONNECTION WITH OMRIGAM NF OR THIS AGREEMENT EXCEED $10,000,000. THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE. THIS LIMITATION SHALL NOT APPLY TO AMOUNTS OWING FOR REQUIRED PURCHASES OF OMRIGAM NF BY FFF UNDER THIS AGREEMENT, INCLUDING AS REQUIRED UNDER THE DCI CONTRACT. THE FOREGOING LIMITATIONS IN THIS SECTION 16.4 SHALL NOT APPLY TO DAMAGES AWARDED IN THE CASE OF PERSONAL INJURY OR DEATH OR INFRINGEMENT UNDER SECTION 10.

17.  ASSIGNMENT AND DELEGATION; REORGANIZATION

     This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either Party shall be permitted to assign this Agreement, without the other Party's consent, to an Affiliate or a company acquiring all or substantially all of the first Party's relevant assets, voting stock or business to which this Agreement relates, upon written notice to the other Party. Such assignment shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement. Any assignment made without prior written consent, if such consent is required, shall be wholly void and invalid. If either party is reorganized in such a manner


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 18 of 29
     that a substantial portion of the assets of a party are transferred to an Affiliate, then such party shall require such Affiliate to guaranty the performance of such party's obligations under this Agreement. Anything to the contrary herein notwithstanding, each Party agrees that the right and obligations under this Agreement of the other Party may, from time to time, be exercised or performed, as the case may be, in whole or in part by Affiliates of such Party; provided that each Party shall remain liable for any such obligations delegated to its Affiliates.

18.  GOVERNING LAW AND VENUE

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles. The UN Convention on Contracts for the International Sale of Goods shall not apply. Any action or proceeding arising out of this Agreement permitted to be brought in court under section 19.2 will be litigated in courts located in New York. Each Party consents and submits to the jurisdiction of any local, state, or federal court located in New York for such purpose.

19.  DISPUTE RESOLUTION

     19.1 Initial Efforts. The Parties agree to use their best efforts to resolve any controversy or claim arising out of or relating to this Agreement through good faith negotiations for a thirty (30) day period, unless otherwise agreed by the parties.

     19.2 Arbitration. The Parties agree that any dispute, controversy or claim that is not resolved under section 19.1, above, shall be settled by binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association. Any such arbitration shall be conducted in the State of New York, in the English language. The arbitration shall be conducted by a sole arbitrator who shall be appointed by mutual agreement of the Parties. The Arbitrator shall be appointed by agreement of the Parties; provided, if the Parties fail to agree upon the Arbitrator within thirty (30) days of notice of arbitration provided by either Party, the Arbitrator shall be appointed by the American Arbitration Association. Upon rendering an award or a decision, the Arbitrator shall set forth in writing the basis of such award or decision. The Arbitrator's awards and decisions shall be final and binding upon the Parties. Judgment on the award or any other final or interim decision rendered by the Arbitrator may be entered, registered or filed for enforcement purposes in any court having jurisdiction thereof. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any Party. The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the Parties, unless otherwise specified by the arbitrator. Each Party shall bear the cost of its own attorneys' and expert fees; provided that the arbitrator(s) may in their discretion award to the prevailing Party the costs and expense incurred by the prevailing Party in connection with the arbitration proceeding.

     19.3 Attorneys' Fees. If any arbitration or litigation is instituted to interpret, enforce, or rescind this Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party's reasonable attorneys' fees and other fees, costs, and expenses of every kind.

20.  WAIVER

     A failure by one of the Parties to this Agreement to assert its rights for or upon any breach or default of this Agreement shall not be deemed a waiver of such rights nor shall any such waiver be implied from acceptance of any payment. No such failure or waiver in writing by any one of the Parties


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 19 of 29
     hereto with respect to any rights shall extend to or affect any subsequent breach or impair any right consequent thereon.

21.  AMENDMENTS

     No alteration or amendment of this Agreement shall be valid unless agreed to in writing by both Parties.

22.  SEVERABILITY

     The Parties agree that it is the intention of neither Party to violate any public policy, statutory or common laws, and governmental or supranational regulations; that if any sentence, paragraph, clause or combination of the same is in violation of any applicable law or regulation, or is unenforceable or void for any reason whatsoever, such sentence, paragraph, clause or combinations of the same shall be inoperative and the remainder of the Agreement shall remain binding upon the Parties.

23.  FORCE MAJEURE

     Neither Party hereto shall be liable to the other in damages for, nor shall this Agreement be terminable by reason of, any delay or default in such Party's performance hereunder, if such delay or default is caused by conditions beyond such Party's control including, but not limited to, acts of God, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances including strikes or lockouts, epidemic or failure of suppliers, public utilities or common carriers. Each Party hereto agrees to promptly notify the other Party of any event of force majeure under this Section and to employ all reasonable efforts toward prompt resumption of its performance hereunder when possible if such performance is delayed or interrupted by reason of such event.

24.  NOTICES

     24.1 All notices and other communications required or desired to be given or sent by one Party to the other Party shall be in writing, in the English language, and shall be deemed to have been given:

          a. On the date of delivery, if delivered to the persons identified below,

          b. Five (5) calendar days after mailing if mailed, with proper postage, by certified or registered airmail, postage prepaid, return receipt requested, addressed as set forth below,

          c. On the date of receipt if sent by telex or telecopy, and confirmed in writing in the manner set forth in Section 24.1.b on or before the next day after the sending of the telex or telecopy, or

          d. Two (2) business days after delivered to an internationally recognized overnight courier service marked for overnight delivery.


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 20 of 29

     24.2 Notices shall be addressed to the following addresses:


TO FFF:                                 To Omrix:

FFF Enterprises, Inc.                   Omrix Biopharmaceuticals, Ltd
41093 County Center Drive               MDA Blood Center,
Temecula, CA 92651                      Tel Hashomer Hospital,
Attn: Patrick M. Schmidt, President     Tel Aviv 52621 Israel
                                        Attn: Robert Taub, President and CEO

Phone: (951) 296-2500                   Phone: +972 3 531 65 31
Fax: (951) 296-2565                     Fax: + 972 3 535 02 65
Email: pms@fffenterprises.com           Email: robert.taub@omrix.com

With a copy to:                         With a copy to:

Karen N. Winnett, Esq.                  Ronen Bezalel, Adv.
Preston Gates & Ellis LLP               Meitar, Liquornik, Geva & Leshem,
1900 Main Street Suite 600              Brandwein
Irvine, CA 92614                        16 Abba Hillel Silver Road
                                        Ramat Gan 52506
                                        Israel

25.  ENTIRE AGREEMENT

     This Agreement and the Investigational Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede and replace all prior agreements, understandings, writings and discussions between the Parties. The Parties acknowledge and agree that neither of the Parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein. It is agreed that no usage of trade or other regular practice or method of dealing between the Parties hereto shall be used to modify, interpret, supplement, or alter in any manner the terms of this Agreement. This Agreement may not be changed in any way except by an instrument in writing singed by both Parties.

26.  CAPTIONS

     The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

27.  COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

28.  SURVIVAL OF CERTAIN PROVISIONS

     The terms of any section which by their nature survives termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including without limitation Sections 4, 8 through 14, 16, 17, 18, 19 and 23.

SIGNATURES, NEXT PAGE


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 21 of 29

PORTIONS OF THIS EXHIBIT MARKED BY AN *** HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective on this date first set forth above.

OMRIX BIOPHARMACEUTICALS, LTD.          FFF ENTERPRISES, INC.


By: /s/ Robert Taub                     By:
    ---------------------------------       ------------------------------------
    Signature                               Signature
Name: Robert Taub                       Name: Patrick M. Schmidt
      -------------------------------   Title: President
Title:                                  Date: December 21, 2005
       ------------------------------
Date:
      -------------------------------

EXHIBITS
Exhibit A: Supply and Distribution Agreement: Investigational Phase Exhibit B: Biologics License Application Approval Letter
Exhibit C: DCI Contract
Exhibit D: Handling Specifications
Exhibit E: Description of Omrix's Immune Globulin Intravenous
Exhibit F: Specifications
Exhibit G: Product Purchase Price


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 22 of 29

                                    EXHIBIT A
            SUPPLY AND DISTRIBUTION AGREEMENT: INVESTIGATIONAL PHASE


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 23 of 29

                                    EXHIBIT B
                  BIOLOGICS LICENSE APPLICATION APPROVAL LETTER


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 24 of 29

                                    EXHIBIT C
                                  DCI CONTRACT


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 25 of 29

                                    EXHIBIT D
                             HANDLING SPECIFICATIONS


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 26 of 29

                                    EXHIBIT E
               DESCRIPTION OF OMRIX'S IMMUNE GLOBULIN INTRAVENOUS


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 27 of 29

                                    EXHIBIT F
                                 SPECIFICATIONS


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 28 of 29

                                    EXHIBIT G
                             PRODUCT PURCHASE PRICE

The Product Purchase Price shall be calculated as follows:

The per gram price is ***, based upon recovered plasma prices of (1) *** per liter for recovered plasma frozen within 24 hours after phlebotomy ("24 Hour Plasma") and (2) *** per liter for recovered plasma frozen within 72 hours after phlebotomy ("72 Hour Plasma"). Assuming that the proportion of 24 Hour Plasma and 72 Hour Plasma is 80% 24 Hour Plasma and 20% 72 Hour Plasma, the weighted average per liter price would be *** per liter (the "Weighted Average Price").

The Weighted Average Price will change based upon (1) changes in the per liter price paid by Omrix under its supply arrangements and (2) the then current proportions of 24 Hour Plasma and 72 Hour Plasma.

Accordingly, the Purchase Price will be adjusted in an amount equal to *** of the change in the Weighted Average Price per liter. For example, if the Weighted Average Price per liter for recovered plasma increases/decreases by *** per liter, then the corresponding increase/decrease in the Purchase Price per gram will be ***.


FFF - Omrix Agreement: Commercial Phase   CONFIDENTIAL             Page 29 of 29